EXHIBIT 99.1



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                             FOR IMMEDIATE RELEASE
                             ---------------------

CONTACT
-------
Mitchell Binder         or           Investor Relations Counsel
Executive Vice President             Lena Cati, 212-836-9611
631-435-8300                         Linda Latman, 212-836-9609
                                     The Equity Group Inc.


          ORBIT INTERNATIONAL CORP. REPORTS 2009 THIRD QUARTER RESULTS
          ------------------------------------------------------------

                  THIRD QUARTER NET INCOME INCREASES BY 48.8%
                  -------------------------------------------

      BACKLOG AT $18.9 MILLION, INCREASE OF 52.4% COMPARED TO PRIOR QUARTER
      --------------------------------------------------------------------


Hauppauge, New York, November 10, 2009 - Orbit International Corp. (NASDAQ:ORBT), an electronics manufacturer, systems integrator and software solution provider, today announced results for the third quarter and nine month period ended September 30, 2009.

THIRD  QUARTER  2009VS.THIRD  QUARTER  2008
-------------------------------------------
-     Net  sales  declined  by  1.1%  to  $6,876,000  compared  to  $6,951,000;
-     Gross margin was 39.6% compared to 39.4%;
-     Net income increased 48.8% to $320,000 compared to $215,000;
-     Earnings per diluted share was $.07, compared to $.05 per diluted share;
and,
- Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $619,000 ($.14 per diluted share) compared to $578,000 ($.12 per diluted share).

NINE  MONTHS  2009VS.NINE  MONTHS  2008
---------------------------------------
-     Net  sales  declined  by  2.1%  to  $19,029,000  from  $19,434,000;
-     Gross margin was 39.7% compared to 39.6%;
- Net loss was $27,000 or $.01 per share compared to net loss of $80,000 or $.02 per share;
- EBITDA, as adjusted decreased to $880,000 ($.20 per diluted share) compared to $990,000 ($.21 per diluted share); and,
- Backlog at September 30, 2009 increased 52% to $18.9 million, compared to $12.4 million at June 30, 2009; and 33% higher than the $14.2 million of backlog reported at September 30, 2008.


Dennis Sunshine, President and Chief Executive Officer stated, "Third quarter revenues increased 13.7% and 12.6% as compared to the first and second quarters, respectively. Net income for the third quarter of $320,000 nearly offset the net loss incurred through the first half of the year. Third quarter results were positively impacted by the receipt of two key program awards, which were previously projected for release by our customers no later than the second quarter of 2009. The first contract was a $1.9 million award to our Orbit Instrument Division for Remote Control Units [RCU`s] to support the Common
Transponder Program for U.S. Navy and U.S. Army Identification Friend or Foe field operations. The second significant award, received by our Integrated Combat System subsidiary ("ICS") during the quarter, had an aggregate value in excess of $4,447,000, supporting the MK 119 and MK 437 Naval Gun Systems. ICS had commenced the procurement of material, and labor resources were allocated to the job beginning in the second quarter. As a result, ICS expects to be substantially complete on eight [8] out of the ten [10] MK 119 cabinets by the end of the year, with the last two remaining cabinets and the MK 437 cabinets completed and shipped by the second quarter of 2010. Since the MK 119 is recorded under the percentage of completion method, ICS is expected to record strong operating results in the fourth quarter."

Sunshine added, "After booking these two significant orders, and including several prototype awards recently received for new program opportunities, our backlog at the end of the third quarter was approximately $19 million. Based on the dollar value and delivery requirements for our backlog, we expect a strong 2009 fourth quarter and improved operating results in the first half of 2010 as compared to the first half of 2009. More importantly due to the higher backlog, together with the number of new and follow-on program opportunities, we also believe the Company is well positioned for increased revenue and profitability for the entire 2010 year. As evidenced by our current third quarter results, we continue to focus our efforts on tightly managing costs to further improve our profitability."

Sunshine continued, "Separate and apart from our current level of business, several opportunities that our Electronics and Power Groups have been supporting, have the potential for significant follow-on multi-year production program revenue that could commence in 2010. As the Company previously announced, as of October 1st, 2009, our TDL subsidiary successfully completed its move to a larger 50,000 square foot facility, located in the Quakertown, PA. This facility is now set up with expanded engineering, design, inspection, test and production capabilities that our prior facility could not handle. This larger facility now permits TDL to bring back several manufacturing processes that were previously outsourced simply due to facility space constraints. As a result, TDL should realize significant manufacturing efficiencies while gaining in-house control of customer driven production schedule requirements."

Sunshine noted, "Both our operating segments are experiencing better than anticipated growth opportunities. Behlman's COTS division has had strong year to date results, with several programs now entering the production phase of the program requirements. The strength in its COTS division has more than offset the weakness in its commercial division in 2009. In spite of the continued weakness in the economy, during the third quarter, Behlman's commercial division recorded its strongest bookings for the year and strong bookings have carried over into the current fourth quarter."

Mitchell Binder, Chief Financial Officer, added, "Our financial condition remains strong. At September 30, 2009, total current assets were $21,275,000 versus total current liabilities of $5,347,000 for a 4.0 to 1 current ratio. In addition, with approximately $20 million and $7 million in federal and state net operating loss carryforwards respectively, we should continue to shield profits from federal and New York State taxes and enhance future cash flow."

Binder continued, "Our cash and cash equivalents and marketable securities as of September 30, 2009 were approximately $3.3 million having used approximately $898,000 to repurchase shares under our $3 million treasury stock repurchase program. From August 2008 through October 31, 2009, a total of 368,147 common shares have been repurchased at an average price of $2.48 per share. Finally, our tangible book value at September 30, 2009 was $3.28 per share, increasing from $3.15 at June 30, 2009, and $3.19 at December 31, 2008."

Binder also stated, "Because of lower than expected profitability due to customer contract delays, at September 30, 2009, the Company was not in compliance with two of its financial covenants with its primary lender. The Company believes it will obtain a waiver from its lender, but there can be no assurance that such waiver will be obtained. In the event such waiver is not obtained, all long term debt reflected on the Company's financial statements would be reclassified to current liabilities."

Binder concluded, "We will continue to monitor the price of our stock as compared to the present value of our Company as well as the significance of several potential growth opportunities. Consequently, we intend to continue to purchase shares under our program subject to market conditions and at times when we deem it appropriate."

Sunshine concluded, "Our management continues to explore a number of strategic and financial alternatives that would enhance shareholder value, including synergistic acquisitions and/or the potential sale of the Company."

CONFERENCE  CALL
----------------
The Company will hold a conference call for investors today, November 10, 2009, at 11:00 a.m. ET. Interested parties may participate in the call by dialing 706-679-3204; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call. After opening remarks, there will be a question and answer period. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit's website. We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky. Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and COTS power solutions.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, but not limited to, statements regarding any acquisition proposal and/or the potential sale of the Company and whether such proposal or a strategic alternative thereto may be considered or consummated; statements regarding our expectations of Orbit's operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Orbit International's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports. For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

                           (See Accompanying Tables)




                                       ORBIT INTERNATIONAL CORP.
                                   CONSOLIDATED STATEMENTS OF INCOME
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                               (UNAUDITED)

                                                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                                                    SEPTEMBER 30,           SEPTEMBER 30,
                                                                  2009       2008        2009        2008
                                                                 -----      -----        ----        ----
Net sales                                                       $6,876     $6,951     $19,029     $19,434

Cost of sales                                                    4,151      4,212      11,471      11,730
                                                                 -----      -----      ------      ------
Gross profit                                                     2,725      2,739       7,558       7,704

Selling general and administrative expenses                      2,441      2,508       7,606       7,757

Interest expense                                                    53         79         141         261

Investment and other income                                        (81)       (71)       (157)       (249)
                                                                ------      -----       -----      -------
Net income (loss) before taxes                                     312        223         (32)        (65)

Income tax (benefit) provision                                      (8)         8          (5)         15
                                                                ------     ------     -------     -------
Net income (loss)                                               $  320     $  215     $   (27)    $   (80)
                                                                ======     ======     =======     =======

Basic earnings (loss) per share                                 $ 0.07     $ 0.05     $ (0.01)    $ (0.02)
                                                                ======     ======     ========    =======
Diluted earnings (loss) per share                               $ 0.07     $ 0.05     $ (0.01)    $ (0.02)
                                                                ======     ======     ========    =======
Weighted average number of shares outstanding:
 Basic                                                           4,346      4,547       4,343       4,529
                                                                 =====      =====       =====       =====
 Diluted                                                         4,445      4,706       4,343       4,529
                                                                 =====      =====       =====       =====



                                              ORBIT INTERNATIONAL CORP.
                                          CONSOLIDATED STATEMENTS OF INCOME
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                     (UNAUDITED)

                                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                                      2009           2008            2009             2008
                                                    -------        ------           -----            ------

EBITDA Reconciliation (as adjusted)
-------------------------------------------------
Net income (loss)                                   $   320     $    215           $  (27)           $  (80)
Interest expense                                         53           79              141               261
Tax (benefit) expense                                    (8)           8               (5)               15
Depreciation and amortization                           178          199              538               623
Stock based compensation                                 76           77              233               171
                                                     ------     --------           ------            --------
EBITDA (1)                                          $   619     $    578           $  880            $  990
                                                    =======     ========           ======            =======
Adjusted EBITDA Per Diluted Share Reconciliation
-------------------------------------------------
Net income (loss)                                   $   0.07    $   0.05           $(0.01)            $(0.02)
Interest expense                                        0.01        0.02             0.03               0.06
Tax (benefit) expense                                  (0.00)       0.00             0.00               0.00
Depreciation and amortization                           0.04        0.04             0.13               0.13
Stock based compensation                                0.02        0.01             0.05               0.04
                                                     -------     -------           -------            ------
EBITDA per diluted share (1)                        $   0.14     $  0.12           $ 0.20             $ 0.21
                                                    ========     =======           ======             ======


(1)     The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation.
Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.

                                                           NINE MONTHS ENDED
                                                            SEPTEMBER 30,
Reconciliation of EBITDA, as adjusted,
to cash flows from operating activities (1)            2009                2008
-------------------------------------------           -----              ------

EBITDA (as adjusted)                          $         880          $      990
Interest expense                                       (141)               (261)
Tax benefit (expense)                                     5                 (15)
Bond amortization                                         6                  11
Bad debt expense                                         10                   0
(Gain) loss on sale of marketable securities            (26)                  8
Unrealized loss on marketable securities                 39                   0
Deferred income                                         (64)               (253)
Net change in operating assets and liabilities          723              (2,247)
                                                   --------           ---------
 Cash flows provided (used in) by
    operating activities                       $      1,432           $  (1,767)
                                               ============           ==========




                               ORBIT INTERNATIONAL CORP.
                              CONSOLIDATED BALANCE SHEETS

                                                                                               SEPTEMBER 30,      DECEMBER
                                                                                                   2009              2008(2)
                                                                                               -------------      ----------
                                                                                                (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                                                    $ 2,331,000     $ 2,080,000
   Investments in marketable securities                                                             991,000       1,127,000
   Accounts receivable, less allowance for doubtful accounts                                      4,894,000       6,333,000
   Inventories                                                                                   11,585,000      11,536,000
   Costs and estimated earnings in excess of billings on   uncompleted contracts                    435,000               -
   Deferred tax asset                                                                               770,000         850,000
   Other current assets                                                                             269,000         198,000
                                                                                                -----------      -----------
                            Total current assets                                                 21,275,000      22,124,000

Property and equipment, net                                                                       1,215,000         655,000
Goodwill                                                                                          2,909,000       2,909,000
Intangible assets, net                                                                            1,973,000       2,346,000
Deferred tax asset                                                                                1,353,000       1,322,000
Other assets                                                                                        652,000         644,000
                                                                                                -----------     ------------

 Total assets                                                                                   $29,377,000     $30,000,000
                                                                                                ===========     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long term obligations                                                     $ 1,497,000     $ 1,777,000
   Notes payable-bank                                                                             1,181,000         399,000
   Accounts payable                                                                               1,318,000       1,499,000
   Income taxes payable                                                                               5,000           6,000
   Accrued expenses                                                                               1,234,000       1,185,000
   Customer advances                                                                                 27,000          37,000
   Deferred income                                                                                   85,000          85,000
                                                                                                 ----------       -----------
                             Total current liabilities                                            5,347,000       4,988,000

Deferred income                                                                                     193,000         257,000
Long-term obligations                                                                             3,976,000       5,029,000
                                                                                                  ---------      -----------
    Total liabilities                                                                             9,516,000      10,274,000

Stockholders' Equity
 Common stock                                                                                       493,000         477,000
 Additional paid-in capital                                                                      21,375,000      21,032,000
 Treasury stock                                                                                    (898,000)       (529,000)
 Accumulated other comprehensive gain (loss)                                                         47,000        (125,000)
 Accumulated deficit                                                                             (1,156,000)     (1,129,000)
                                                                                                 ----------      -----------
     Stockholders' equity                                                                        19,861,000      19,726,000
                                                                                                -----------      -----------
     Total liabilities and stockholders' equity                                                 $29,377,000     $30,000,000
                                                                                                ===========     ===========

(2)     The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by accounting principles generally accepted in the United States of
America for complete financial statements.